KNOW BY ALL PERSONS BY THESE PRESENTS:

		Each of the undersigned hereby constitutes and appoints Donald G. Fisher, and Anne B. Gust, and each of them with power to act alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a Registration Statement on Form S-8 relating to 20,000,000 shares of common stock issuable under The Gap, Inc. 1996 Stock
Option and Award Plan, and any and all amendments of such Registration
Statements, including post-effective amendments, and to file the same, together with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-
fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises hereof, as fully to all intents and purposes as he or she might do or could do in person, thereby ratifying and confirming all that said attorney-in-fact or his or her substitutes may lawfully do or cause to be done by virtue hereof.


 /s/Adrian D. P. Bellamy      				Date:  August 27, 1996
    Adrian D. P. Bellamy


 /s/John G. Bowes                	Date:  August 27, 1996
    John G. Bowes


 /s/Millard S. Drexler           	Date:  August 27, 1996
    Millard S. Drexler


 /s/Donald G. Fisher             	Date:  August 27, 1996
    Donald G. Fisher


                                 	Date:
    Doris F. Fisher


 /s/Robert J. Fisher             	Date:  August 27, 1996
    Robert J. Fisher


 /s/Lucie J. Fjeldstad           	Date:  August 27, 1996
    Lucie J. Fjeldstad


 /s/William A. Hasler            	Date:  August 27, 1996
    William A. Hasler


                                 	Date:
    John M. Lillie


 /s/Charles R. Schwab            	Date:  August 27, 1996
    Charles R. Schwab


 /s/Brooks Walker, Jr.           	Date:  August 27, 1996
    Brooks Walker, Jr.